UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    September 27, 2012

Vail Resorts, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-09614	51-0291762
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 404-1800

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced, Jeffrey W. Jones, Chief Financial Officer and President - Lodging, Retail, Real Estate of Vail Resorts, Inc. (the “Company”), notified the Company of his retirement, effective December 31, 2012. In connection with his pending retirement and the related expiration of his vested stock options and share appreciation rights, on September 27, 2012, upon the opening of the trading window under the Company's insider trading policy, Mr. Jones exercised and held all vested options and share appreciation rights, including 180,000 options and 210,916 share appreciation rights.

Mr. Jones elected to pay the exercise price for 50,000 options by a broker-assisted cashless exercise which involved the sale of 16,245 shares of common stock underlying the options to pay the exercise price for the options.   With respect to the exercise of the remaining securities, Mr. Jones utilized a net exercise procedure whereby shares of common stock were withheld from shares otherwise issuable upon exercise to pay the exercise prices. Additionally, the Company withheld shares of common stock upon all of the exercises to satisfy Mr. Jones' obligations for withholding and other taxes due. In the aggregate, a total of 272,545 shares were withheld to pay the exercise prices and statutory tax withholdings.

Other than in connection with the broker-assisted cashless exercise, these transactions did not involve a sale of shares in the open market. Mr. Jones will receive no proceeds in connection with these transactions, but will receive the net shares of stock underlying the exercised options and share appreciation rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAIL RESORTS, INC.

Date: September 27, 2012	By: /s/ Fiona E. Arnold
Fiona E. Arnold
Executive Vice President and
General Counsel